EXLEY Appoints Entertainment Philanthropist Maria Bravo as Global Charity Ambassador

MIAMI, FL – November 19, 2013 – EXLEY Media Inc. (“EXLEY Media”), a subsidiary of QUINT Media Inc. (“QUINT”) (OTCQB: QUNI), appointed today entertainment philanthropist Maria Bravo as its Global Charity Ambassador. As a “Philanthropreneur” and “dot connector,” she has been bringing celebrities, corporations, and charities together since 2005 to brand philanthropic fundraising events around the world through her company MandA Events.

Ms. Bravo’s work with EXLEY (www.GetExley.com) is scheduled to include international launch support in London and Dubai, among other cities, and exclusive coverage from high-profile events beginning with tonight’s The Global Gift Gala. EXLEY is proud to be among the celebrities, philanthropists and influencers who plan to support this evening’s gala in London, including the Global Gift Gala Chair Eva Longoria, singer and TV personality Nicole Scherzinger and businesswoman, fashion designer and singer Victoria Beckham, who rose to fame as “Posh Spice” in superstar pop band the Spice Girls. Ms. Scherzinger, who has a global fan base that includes approximately 6.1 million Facebook fans and 4.4 million Twitter followers, will be presented with the Global Gift Philanthropist Award.

Suits actress Meghan Markle, supermodel Oliver Cheshire, the cast of We Will Rock You featuring Brenda Edwards, and billionaire entrepreneur John Caudwell are also lending their support to tonight’s gala.

“I am excited to be presenting EXLEY to this prominent circle of celebrities. With EXLEY, TV and movie stars, music icons and other influential personalities have a new way to engage with fans plus the opportunity to extend their personal brands and out-scoop traditional media,” said Tino Dietrich, CEO of EXLEY Media. “We also plan to offer celebrities the ability to monetize their content, which could be a new way to support the causes closest to their hearts.”

“It is an honor for me to be doing work that brings so many household names together in support of people and causes that most need our help. I am excited to offer EXLEY users an exclusive look at these star-studded fundraising events and the celebrities that support them,” said Maria Bravo, Global Charity Ambassador for EXLEY and Co-Founder of the Global Gift Gala and Global Gift Foundation. “One of the features I like most about EXLEY is that it gives celebrities the ability to share completely unfiltered stories and photos with the entire world instead of just a select group of followers.”

Other celebrity clients that Ms. Bravo has worked closely with include Rafa Marquez, Antonio Banderas, Tony Parker, Goldie Hawn, Deepak Chopra, Terrence Howard, Vicente Del Bosque, Mariah Carey, Leona Lewis, Hayden Christensen, Alec Baldwin and many more.

“It’s not uncommon for media to focus on the negative events that take place in the world, but there is a lot of positive news to deliver too. This goes beyond celebrity-run events because everyone can make a difference in the lives of others, one person at a time,” added Mr. Dietrich. “With our citizen journalism features and “by the people, for the people” approach, EXLEY offers its users the chance to showcase the life-changing work taking place in their own communities.”

The world can watch for Ms. Bravo’s updates by downloading EXLEY from the iTunes App Store or visiting www.GetExley.com.

About EXLEY Media Inc.

EXLEY Media Inc., a subsidiary of QUINT Media Inc., is the owner and operator of EXLEY (www.GetExley.com). EXLEY expects its socially innovative lifestyle, entertainment, fashion and celebrity news community to transform the way consumers discover, create, share and access digital content.

About QUINT Media Inc.

QUINT Media Inc. (www.quintmediainc.com) is a digital media company founded to connect people with content relating to their passions, interests, and each other. Supported by proprietary technology and a team of international experts, QUINT is working to lead the digital content shift and monetize its traffic and user activity. QUINT is a publicly traded corporation quoted as QUNI.

Forward-Looking Statements

This press release contains forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, objectives, expectations or intentions regarding the future. In some cases you can identify forward-looking statements by the use of terminology such as "may", "should", "anticipates", "believes", "expects", "intends", "forecasts", "plans", "future", "strategy", or words of similar meaning. Forward-looking statements in this press release include the statement that Ms. Bravo’s work with EXLEY is scheduled to include international launch support in London and Dubai, among other cities, and exclusive coverage from high-profile events; EXLEY Media’s plan to offer celebrities the ability to monetize their content, which could be a new way to support the causes closest to their hearts; and EXLEY Media’s expectation that its socially innovative lifestyle, entertainment, fashion and celebrity news community will transform the way consumers discover, create, share and access digital content. While these forward-looking statements and any assumptions upon which they are based are made in good faith and reflect current judgment regarding the direction of the business operations of QUINT, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this press release. These statements are predictions and involve known and unknown risks, uncertainties and other factors, including the risk that QUINT cannot execute its business plan for lack of capital or other resources, as well as the risks described in the periodic disclosure documents filed on EDGAR by QUINT. Any of these risks could cause QUINT or its industry's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements in this press release. Except as required by applicable law, including the securities laws of the United States, QUINT does not intend to update any of the forward-looking statements to conform these statements to actual results.

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